UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________

FORM SD

Specialized Disclosure Form

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10786	45-3117900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code             (636) 530-8000

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

✔ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

Section 1 - Conflict Minerals Disclosure

Item 1.01.	Conflict Minerals Disclosure and Report.

This Specialized Disclosure Form (“Form SD”) of Aegion Corporation (the “Company”) for calendar year 2017 is being filed in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended.

Conflicts Minerals Disclosure

Item 1.02.	Exhibit.

A copy of this Form SD and the Conflict Minerals Report, filed as Exhibit 1.01 to this Form SD, are also available at the Company's website, www.aegion.com, under “Investors - SEC Information”.

Section 2 - Exhibits

Item 2.01.	Exhibit

The following exhibits are filed as a part of this report:

Exhibit Number	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGION CORPORATION

By:	/s/ Mark A. Menghini
Mark A. Menghini
Senior Vice President, General Counsel and Secretary

Date: May 24, 2018

INDEX TO EXHIBITS

The below exhibit is filed as a part of this report, as required by Items 1.01 and 1.02 of this Form SD.

Exhibit	Description
1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.